Exhibit 99.4
CITIZENS, INC. REPORTS RESULTS THROUGH JUNE 2005
Austin, Texas — August 9, 2005 — Citizens, Inc. (NYSE: CIA) reported net income of $2.7 million or $0.05 per share for the six months ended June 30, 2005, compared to net income of $1.3 million, or $0.03 per share, for the same period in 2004. The growth resulted from significant increases in revenues, primarily relating to the October 2004 acquisition of Security Plan Life Insurance Company (Security Plan).
Total revenues increased 64.9% in the first six months of 2005 to $69.3 million compared to the same period of 2004 when revenues were $42.0 million, due to the acquisition of Security Plan and an increase in new life insurance business written. Premium income was $56.8 million for the first half of 2005, a 68.4% increase over the same period of 2004 when premiums equaled $33.8 million. Net investment income increased 49.8% during the first half of 2005 to $11.5 million from $7.7 million in 2004, and claims and surrenders increased from $16.3 million for the six months ended June 30, 2004 to $25.9 million for the same period in 2005, both increases primarily due to Security Plan. Underwriting and insurance expenses increased 76.5% from $7.6 million in 2004 to $13.4 million in 2005 due to the acquisition of Security Plan and the increased new business. Amortization of cost of customer relationships acquired increased 83.5% from $1.4 million in the first six months of 2004 to $2.5 million in the first six months of 2005. The Company recorded approximately 34 million of cost of customer relationships acquired when it bought Security Plan.
For the three months ended June 30, 2005, the Company earned net income of $362,000 or $0.00 per share, compared to $885,000 or $0.02 per share for the same period in 2004. The decline in second quarter income resulted primarily from a charge of $492,000 relating to the change in fair value of options and warrants issued in conjunction with a private placement of $12.5 million of preferred stock in 2004, and an increase in effective tax rate caused by the non-deductibility of the charge.
Total revenues increased 56.2% to $34.2 million, compared to the same quarter of 2004 when revenues were $21.9 million. Premium income was $28.3 million for the quarter, a 59.5% increase over the same period in 2004 when premiums equaled $17.7 million. Net investment income increased 50.5% in the quarter to $5.7 million from $3.8 million in the second quarter of 2004. Claims and surrenders increased to $13.2 million from $7.6 million for the three months ended June 30, 2005 compared to the same period in 2004, the increase resulting primarily from the acquisition of Security Plan. Economies of scale achieved through consolidation of the administration of companies acquired over the past two years, contributed to a 10.7% decline in insurance expenses for the second quarter compared to the first quarter of 2005. Federal income tax expense was at an effective rate of 50% for the second quarter of 2005 since the loss from the increase in fair value of options and warrants was not tax deductible.
Assets decreased slightly to $648.7 million at June 30, 2005, compared to $661.2 million at December 31, 2004. The decline in assets reflected the repayment of the Company’s $30.0 million term loan in April 2005. Stockholders’ equity increased from $135.1 million at December 31, 2004 to $141.2 million at June 30, 2005 due to $3.4 million of unrealized gains, net of tax, in the

Company’s bond portfolio and the income earned during the period. Although the Federal Reserve has consistently increased short-term interest rates during the year, long-term rates have decreased slightly, resulting in unrealized gains as of June 30, 2005.
About Citizens, Inc.
Citizens, Inc., parent of Citizens, Inc. Financial Group, a financial services investment company listed on the New York Stock Exchange, symbol CIA, plans to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, via the worldwide sale of U.S. dollar denominated whole life cash value insurance policies, coupled with the acquisition of other life insurance companies.
Citizens is included in the Russell 2000® Index, which measures the performance of the largest companies, based on market capitalization, in the U.S. stock market. Citizens’ Class A common stock closed at $6.99 on August 8, 2005.
Additional information is available about the Company on its web site: www.citizensinc.com.
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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2004 and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

CITIZENS, INC.
COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS
OPERATING STATEMENTS

	(Unaudited)		(Unaudited)
	Six-Months Ended		Three-Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Premiums and Other Revenues
Premium income	$55,376,961	$31,989,705	$27,592,963	$16,868,103
Annuity and Univeral life considerations	1,465,064	1,769,820	669,691	852,583
Net investment income	11,479,198	7,664,332	5,703,241	3,790,004
Realized gains	615,675	256,385	546,548	217,173
Increase in fair value of options and warrants	(57,212)		(491,618)
Other income	381,800	310,407	174,039	157,823

Total revenues	$69,261,486	$41,990,649	$34,194,864	$21,885,686

Benefits and Expenses
Insurance benefits paid or provided:
Claims and surrenders	25,932,708	16,289,378	13,223,023	7,644,032
Increase in future policy benefit reserves	12,114,555	7,239,869	6,516,058	4,563,623
Policyholders’ dividends	2,077,100	1,730,013	1,206,932	998,824
Total benefits paid or provided	40,124,363	25,259,260	20,946,013	13,206,479

Commissions	15,490,093	8,262,533	8,157,702	4,489,225
Other underwriting, acquisition and insurance expenses	13,445,894	7,619,171	6,342,176	4,182,936
Capitalization of deferred policy acquisition costs	(10,995,982)	(7,998,504)	(5,974,897)	(4,356,772)
Amortization of deferred policy acquisition costs	4,624,376	4,968,304	2,653,276	2,319,749
Amortization of cost of customer relationships acquired	2,495,931	1,360,613	1,346,005	635,254

Loss (gain) on coinsurance agreements	—	610,613	—	(23,848)
Total benefits and expenses	$65,184,675	$40,081,392	$33,470,275	$20,453,023

Income before federal income tax	$4,076,811	$1,909,257	$724,589	$1,432,663

Federal income tax expense	1,355,000	652,566	362,264	547,715

Net income	$2,721,811	$1,256,691	$362,325	$884,948

INCOME PER SHARE
(UNAUDITED)

Net income per share	$0.05	$0.03	$0.00	$0.02

Weighted average shares outstanding	38,381,685	38,317,079	38,393,453	38,317,079
BALANCE SHEETS

	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2005	2005	2004	2004	2004
Total assets	$648,699,840	$680,725,559	$661,211,562	$413,595,750	$390,673,658
Total invested assets	$462,623,378	$464,766,647	$475,801,943	$230,817,292	$235,325,072
Stockholder’s equity	$141,234,652	$134,405,978	$135,131,079	$130,875,442	$124,528,654